UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 15, 2016

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32244	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (203) 358-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.02 Results of Operations and Financial Condition.

The information set forth under this Item 2.02 (Results of Operations and Financial Condition) is intended to be furnished. Such information, including the Exhibit attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

On August 15, 2016, Independence Holding Company issued a news release announcing its 2016 Second-Quarter and Six-Month results, a copy of which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)

Exhibits:

Exhibit 99.1

News Release of Independence Holding Company dated August 15, 2016: Independence Holding Company Announces 2016 Second-Quarter and Six-Month Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY

(Registrant)

By: Teresa A. Herbert /s/ Teresa A. Herbert Teresa A. Herbert Senior Vice President and Chief Financial Officer	Date:	August 15, 2016

INDEPENDENCE HOLDING COMPANY	CONTACT: LOAN NISSER
96 CUMMINGS POINT ROAD	(646) 509-2107
STAMFORD, CONNECTICUT 06902	www.IHCGroup.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

2016 SECOND-QUARTER AND SIX-MONTH RESULTS

Stamford, Connecticut, August 15, 2016. Independence Holding Company (NYSE: IHC) today reported 2016 second-quarter and six-month results.

Financial Results

Net income attributable to IHC of $4,436,000, or $.26 per share diluted, for the three months ended June 30, 2016 decreased from $5,032,000, or $.29 per share diluted, in the same period of 2015. Income from continuing operations decreased to $.25 per share, diluted, or $4,495,000, for the three months ended June 30, 2016 compared to $.29 per share, diluted, or $5,222,000, for the three months ended June 30, 2015. The decrease is primarily due to a lower amount of net realized gains for the second quarter of 2016 compared to the same quarter in 2015.

On March 31, 2016, IHC completed the sale of IHC Risk Solutions LLC (“Risk Solutions”) and exited the medical stop-loss business. Additionally, in connection with the sale, all of IHC’s in-force medical stop-loss business produced by Risk Solutions is 100% co-insured as of January 1, 2016 and is expected to run out by early 2017.

Net income attributable to IHC of $110,446,000, or $6.34 per share diluted, for the six months ended June 30, 2016 increased from $10,251,000, or $.59 per share diluted, in the same period of 2015. Income from continuing operations increased to $.58 per share, diluted, or $10,391,000, for the six months ended June 30, 2016 compared to $.56 per share, diluted, or $9,923,000, for the six months ended June 30, 2015. The increase in income from continuing operations is primarily due to ceding commissions earned as a result of the 100% co-insurance of the Company’s stop-loss business produced by Risk Solutions, and higher volume and retention in various lines of business in our Group disability, life and New York statutory disability benefit policies (DBL) segment.

The Company reported revenues of $77,696,000 and $153,591,000 for the three months and six months ended June 30, 2016, respectively, compared to revenues for the three months and six months ended June 30, 2015 of $133,015,000 and $266,120,000.  Revenues decreased primarily due to a reduction in premiums from the 100% co-insurance of the Company’s stop-loss business produced by Risk Solutions.

Chief Executive Officer’s Comments

Roy T. K. Thung, Chief Executive Officer, commented, “With the sale of our stop-loss business, IHC finds itself in the extremely enviable position of having a large amount of cash and significant excess statutory surplus in our carriers.  While we have made small investments in two call centers that focus on selling our specialty health products, and are currently negotiating another similar transaction, we have not as yet made a final decision as how best to deploy the vast majority of our liquidity. Having said that, it is important to note that our remaining core lines of business (group long term disability and life, New York statutory disability benefit policies (DBL), and group and individual specialty health insurance, including dental, vision, short term medical, hospital indemnity, gap and scheduled benefit plans) are growing and very profitable.  Our overall investment portfolio continues to be very highly rated (on average, AA) and has a duration of approximately four and a half years. Our book value increased to $25.58 per share at June 30, 2016 from $18.73 per share at December 31, 2015, and our total stockholders’ equity increased to $439 million at June 30, 2016 compared to $323 million at December 31, 2015.  Both of these are all-time highs. The closing price of IHC stock on Friday August 12, 2015 was $16.30, or 64% of our book value, and 74% of our tangible book value. We have increased our stock buyback program from 215,000 shares to 3 million shares.  We are very optimistic that we will continue to drive significant increases in shareholder value.”

About The IHC Group

Independence Holding Company (NYSE: IHC) is a holding company that is principally engaged in underwriting, administering and/or distributing group and individual disability, specialty and supplemental health, pet, and life insurance through its subsidiaries since 1980.  The IHC Group (including through its 91.4% ownership of American Independence Corp. (NASDAQ: AMIC)) owns three insurance companies (Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company), a majority of Ebix Health Administration Exchange, Inc., a fully insured third party administrator, and IHC Specialty Benefits, Inc., which is a technology-driven insurance sales and marketing company that creates value for insurance producers, carriers and consumers (both individuals and small businesses) through a suite of proprietary tools and products (including ACA plans and small group medical stop-loss).  All products are placed with highly rated carriers.

Forward-looking Statements

Certain statements and information contained in this release may be considered “forward-looking statements,” such as statements relating to management's views with respect to future events and financial performance.  Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the Securities and Exchange Commission.  IHC expressly disclaims any duty to update its forward-looking statements unless required by applicable law.

INDEPENDENCE HOLDING COMPANY

SECOND QUARTER REPORT

June 30, 2016

(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
REVENUES:
Premiums earned	$65,627	$120,443	$128,189	$242,557
Net investment income	4,260	4,488	8,696	9,910
Fee income	3,412	4,417	8,491	6,994
Other income	3,379	1,567	6,637	2,559
Net realized investment gains	1,018	2,100	1,578	4,100

	77,696	133,015	153,591	266,120
EXPENSES:
Insurance benefits, claims and reserves	40,477	79,380	71,220	159,000
Selling, general and administrative expenses	29,897	44,954	65,124	90,438
Interest expense on debt	473	478	926	910

	70,847	124,812	137,270	250,348

Income from continuing operations before income taxes	6,849	8,203	16,321	15,772
Income taxes	2,354	2,981	5,930	5,849

Income from continuing operations	4,495	5,222	10,391	9,923

Discontinued operations:
Income (loss) from discontinued operations, before income taxes	-	(82)	117,636	949
Income taxes (benefits) on discontinued operations	(142)	(16)	7,724	385
Income (loss) from discontinued operations	142	(66)	109,912	564

Net income	4,637	5,156	120,303	10,487
Less: Income from noncontrolling interests in subsidiaries	(201)	(124)	(9,857)	(236)

NET INCOME ATTRIBUTABLE TO IHC	$4,436	$5,032	$110,446	$10,251

Basic income per common share:
Income from continuing operations	$.25	$.29	$.59	$.56
Income (loss) from discontinued operations	.01	(.00)	5.83	.03
Basic income per common share	$.26	$.29	$6.42	$.59

WEIGHTED AVERAGE SHARES OUTSTANDING	17,204	17,338	17,223	17,351

Diluted income per common share:
Income from continuing operations	$.25	$.29	$.58	$.56
Income (loss) from discontinued operations	.01	(.00)	5.76	.03
Diluted income per common share	$.26	$.29	$6.34	$.59

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	17,417	17,501	17,433	17,516

As of August 12, 2016, there were 17,170,933 common shares outstanding, net of treasury shares.

INDEPENDENCE HOLDING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	June 30,	December 31,
	2016	2015

ASSETS:
Investments:
Short-term investments	$50	$50
Securities purchased under agreements to resell	16,232	28,285
Trading securities	1,216	1,259
Fixed maturities, available-for-sale	560,135	428,601
Equity securities, available-for-sale	8,941	8,426
Other investments	20,294	21,538
Total investments	606,868	488,159

Cash and cash equivalents	26,624	17,500
Due and unpaid premiums	59,386	69,075
Due from reinsurers	488,337	483,073
Premium and claim funds	24,671	22,015
Goodwill	47,276	47,276
Other assets	44,718	57,934
Assets attributable to discontinued operations	-	12,931

TOTAL ASSETS	$1,297,880	$1,197,963

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Policy benefits and claims	$247,568	$245,443
Future policy benefits	233,603	270,624
Funds on deposit	150,040	173,350
Unearned premiums	11,747	10,236
Other policyholders' funds	9,695	11,822
Due to reinsurers	81,550	46,355
Accounts payable, accruals and other liabilities	60,406	64,109
Liabilities attributable to discontinued operations	2,410	(15)
Debt	4,025	5,189
Junior subordinated debt securities	38,146	38,146

TOTAL LIABILITIES	839,190	865,259

STOCKHOLDERS’ EQUITY:
IHC STOCKHOLDERS' EQUITY:
Preferred stock (none issued)	-	-
Common stock	18,584	18,569
Paid-in capital	128,303	127,733
Accumulated other comprehensive income (loss)	4,054	(3,440)
Treasury stock, at cost	(15,753)	(13,961)
Retained earnings	304,075	194,450

TOTAL IHC STOCKHOLDERS’ EQUITY	439,263	323,351
NONCONTROLLING INTERESTS IN SUBSIDIARIES	19,427	9,353

TOTAL EQUITY	458,690	332,704

TOTAL LIABILITIES AND EQUITY	$1,297,880	$1,197,963